Exhibit 99.1

FOR IMMEDIATE RELEASE:

Astea International Promotes David Giannetto to Chief Operating Officer

HORSHAM, PA (February 28, 2017) — Astea International Inc., a global provider of service management and mobility solutions, announced today that David F. Giannetto has been appointed Chief Operating Officer, a new position within Astea.  For the past 18 months, David Giannetto ran Astea's U.S. and EMEA Customer Services Departments.  He will continue to report to Zack Bergreen, Chairman and CEO of Astea.
"David is a seasoned and trusted leader who delivers results.  He is uniquely qualified to drive strategic prioritization and accountability within Astea, and has a laser-focus on operational excellence," said Mr. Bergreen.  "I have great confidence in his ability to utilize Astea's world-class service management solutions to drive and extend Astea's market leadership."
"Astea's leadership position in the Field Service industry has never been more needed, and our value proposition is as compelling as it is relevant. Our clients see this more clearly everyday as we strengthen our relationship with them, and help them connect more closely with their customers," said David.  "I am incredibly energized to help lead the company into its next growth phase that will be driven by our ability to tie innovation with operational excellence. I am privileged to be part of such a talented team."
Prior to joining Astea, David spent over 15 years with several top technology companies implementing enterprise-changing Business Intelligence initiatives among the Fortune 2000. He has authored three books, is a guest writer for the Huffington Post and a former columnist for the American Management Association and US Business Review.  He also brings over ten years of operational management experience, holds an MBA from Rutgers University, where he was also an adjunct professor, and is a former US Army officer.
In his new role, David will take on expanded operational management responsibilities as well as assist in sales execution.  He will be engaged in developing strategies to facilitate operational and technical efficiencies in efforts to improve service, overall profitability, and market position.  David will continue to work closely with all of the Service and Sales staff to ensure effective execution of strategies and client service worldwide.

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About Astea International
Astea International is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.
www.astea.com. Service Smart. Enterprise Proven.

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© 2017 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

For further information please contact:

Debbie Geiger
Vice President, Global Marketing – Astea International
Tel: 215-682-2500
Email: dgeiger@astea.com